EXHIBIT 99.1

Gilla Announces Termination of Distribution Agreement

Miami, Florida – March 28th, 2013 – Gilla Inc. (“Gilla”) (OTCQB: GLLA) reports that its distribution agreement with German manufacturer Ecoreal GmbH & Co. for the exclusive rights to distribute all Snoke electronic cigarette products in North America and other territories has been terminated by the Supplier.  The Company has acknowledged the termination and requested its deposit on inventory be returned forthwith or the Company will pursue legal recourse to secure the return of the deposit and compensation for damages.  The management team believes that it can source a more reliable supply from other manufacturers and will begin the process of securing product immediately.

About Gilla Inc.
The Company designs, markets and distributes electronic cigarettes (“e-cigarettes”) and accessories. E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For further information please contact

Gilla Inc.
Mr. Graham Simmonds
+1-416-843-2881
graham@gillainc.com